EXHIBIT 4(b)
                               Endorsement (EA128)



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                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                                 ENDORSEMENT
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This endorsement is attached to and forms a part of the Contract.

The Death Benefit Proceeds provision of the Death Benefit Provisions is hereby expanded by adding the following:

     If the Annuitant dies during the Accumulation Period, the Death Benefit Proceeds, if payable, will be the greater of:

     1. the Death Benefit Proceeds as determined under the existing Death Benefit Proceeds provision; or

     2. the highest Annuity Value as of any Contract Anniversary occurring between the effective date of this endorsement and the earlier of (a) the date of death of the Annuitant, or (b) the Contract Anniversary nearest the 80th birthday of the Annnuitant. The highest Annuity Value will be increased for purchase payments made and decreased for adjusted partial withdrawals taken following the date of the Contract Anniversary on which the highest Annuity Value occurred.

The adjusted partial withdrawal is equal to (a) times (b) where:

     (a) is the ratio of the Death Benefit Proceeds to the Annuity Value, calculated on the date the partial withdrawal is processed, but prior to the processing; and

     (b) is the amount of the partial withdrawal.

EFFECTIVE DATE. This endorsement is effective as of the Contract Date unless a different Effective Date is shown here.

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Signed for Us at Our Administrative Office in Clearwater, Florida on the
Effective Date.


           /s/ WILLIAM H. GEIGER                      /s/ JOHN R. KENNEY
                 SECRETARY                                  PRESIDENT